Exhibit 10.8

SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT (“Agreement”) made and entered into on May 2, 2008 between Alex Zubillaga (“you”) and Warner Music Inc. (“Company”).

In consideration of the mutual covenants, conditions and obligations contained in this Agreement, you and Company agree as follows:

1. As you have requested, your employment with Company shall end effective June 1, 2008 (the “Effective Date”). As of the Effective Date, you shall have no further responsibilities as an employee of Company and as of such date the employment agreement (the “Employment Agreement”) between you and Company dated November 4, 2005, amended by letter agreement dated February 7, 2007, as of January 1, 2007, shall be terminated with no liability of either party to the other thereunder whatsoever except as otherwise expressly provided herein.

2. (a) In accordance with the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), you shall have the right, at your expense, to elect to continue medical insurance coverage under the group insurance plan maintained by Company for a period of eighteen months beginning on June 2, 2008. Further information regarding COBRA’s coverage, including enrollment forms and premium quotations, will be sent to you separately.

(b) The stock options and restricted stock held by you as of the date hereof shall be treated as set forth on the summary set forth on Exhibit A. Please note that such summary is provided for convenient reference. All stock options and restricted shares that have been granted to you are subject to the terms of the applicable plans and agreements. In the event of any inconsistency between the attached summary and such plans and agreements, such plans and agreements shall control.

(c) This Agreement constitutes a Call Notice pursuant to Section 5 of the Restricted Stock Award Agreement (the “RSA Agreement”), dated October 1, 2004, by and between Warner Music Group Corp. (“WMG”) and you. Pursuant to the Call Notice, WMG calls, as of the Effective Date, 29,874 shares that will be unvested restricted common stock, par value $.001 per share, of WMG on the Effective Date at a Call Price of approximately $1.04 per share or $30,930.98 in the aggregate. As a result of the Call Notice, you hereby acknowledge that such shares will be transferred to WMG and cancelled as soon as practicable following the Effective Date. Payment for such shares shall take place as soon as practicable following the date the Company receives confirmation from the transfer agent for WMG that such shares have been transferred to WMG and the transfer agent has cancelled such shares after the Effective Date. As required by Section 5(b)(vi) of the RSA Agreement, the Company also asks you to make the following customary representations and warranties regarding the sale of the Called Shares pursuant to the exercise of the Call Option, as follows (unless otherwise indicated, capitalized terms used in this Section 2(c) shall have the meanings set forth in the RSA Agreement): (i) you have the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement with respect to the shares subject to the Call Notice and to consummate the transactions contemplated hereby with respect to such shares on the date hereof and will have such power and authority on the date such shares are transferred to and cancelled by WMG; (ii) you are and will be on the date such shares are transferred to and cancelled by the Company the sole beneficial holder of all of the shares and you have and will have on the date such shares are transferred to and cancelled by the Company good and marketable title to all of the shares, and there exist and will exist on the date such shares are transferred to and cancelled by WMG no liens affecting the shares; and (iii) upon transfer to WMG by you of the shares, WMG will have good and marketable title to the shares, free and clear of all liens affecting the shares.

3. (a) In consideration of, and exchange for, the payment and other benefits to be received by you under this Agreement, as of the Effective Date, you waive, release and forever discharge Company and its successors, their directors, officers, agents, representatives and employees, and the parents, subsidiaries and affiliates, and the directors, officers, agents and employees thereof (the “Company Group”) from all claims, causes of action, lawsuits and demands, attorney’s fees, expenses or other compensation (“Claims”) which in any way relate to or arise out of the Employment Agreement or your employment with Company or the termination of your employment, which you may now or hereafter have under any common law, federal, state or local law, regulation or order, including without limitation, (i) any Claim under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, as well as all liability for any acts that may have violated your rights under any contract or local fair employment practices law, any employee relations statute, executive law or ordinance, any unemployment or workers compensation law or any other duty or obligation of any kind or nature; (ii) all Claims relating to or arising out of any alleged tortious act, including but not limited to, wrongful termination, intentional infliction of emotional distress and defamation; (iii) all Claims which may be alleged against or imputed to Company by you or by anyone acting on your behalf; and (iv) all Claims for wages, (including, but not limited to, all Claims in connection with any long-term incentive compensation plan of Company), monetary and equitable relief, employment or reemployment with Company in any position.

Notwithstanding the foregoing, the following items shall not in any manner be deemed “Claims” for purposes of this Agreement, and are not released by you pursuant to this Agreement or otherwise, which items and rights you shall be entitled to in all respects:

(i)	salary accrued through May 31, 2008;

(ii)	accrued but unused vacation accrued through May 31, 2008;

(iii)	reimbursement for travel and entertainment expenses incurred through May 31, 2008 in accordance with Section 7 of the Employment Agreement;

(iv)	all unpaid items accrued or incurred on or before May 31, 2008 under the benefit arrangements set forth in the first sentence of Section 8 and in Section 9 of the Employment Agreement;

(v)	the Indemnification rights afforded to you pursuant to Section 15 of the Employment Agreement, the Certificate of Incorporation and Bylaws of the Company, Delaware law and the Company’s Director and Officer Liability Insurance policies; and

(vi)	any right you may have to assume any life insurance coverage that had been provided to you by Company during your employment with Company.

Items (i), (ii) and (iii) shall be paid to you promptly after the Effective Date, subject to any applicable withholding (and compliance with Company policies as to filing expense reports in the case of (iii)).

(b) The Company Group, in exchange for the consideration embodied in this Agreement, as of the Effective Date, waives, releases, and forever discharges you from all Claims which the Company Group may now or hereafter have against you under any common law, federal, state or local law, regulation or order, arising out of your employment with Company.

4. Neither you nor Company shall file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any Claims within the scope of paragraph 3.

5. You and Company each acknowledge that nothing in this Agreement constitutes (or shall be deemed) an admission of liability or wrongdoing by either you or the Company.

6. (a) You shall not at any time exploit, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets or confidential information regarding the Company Group, including, without limitation, the terms of any agreements between Company or any of its affiliates and any third party (except that (I) you may disclose the financial terms of this Agreement to tax authorities and to your attorneys and accountants, and (II) you may disclose the terms of this Agreement generally in the event that this Agreement is publicly filed by Company). You shall not during the one-year period following the date hereof, without the prior approval of Company, make any public statement or statement to the press or media which disparages or is derogatory of company or its affiliates, including any of their respective executives, employees or artists.

(b) Company shall not at any time, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any confidential information regarding you (except that Company may disclose the financial terms of this Agreement to tax authorities, attorneys or accountants and may disclose this Agreement as required by applicable law).

(c) You agree to promptly return to Company all property of Company in your possession, including, but not limited to keys, identification cards, files, records, credit cards, electronic equipment and books and manuals issued to you by Company.

7. For a period of one year after the date hereof, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, or member of any other person, firm, partnership, corporation or other entity, or in any other capacity, (a) solicit any recording artist (including a duo or a group) or songwriter who at the time is, either directly or through a furnishing entity, under contract to Company or an affiliate of Company or a label distributed by Company or an affiliate of Company to end its relationship with the Company, affiliate or label or to violate any provision of his or her contract, and (b) solicit any of the Company’s employees in the United States to leave their employment.

8. For a period of one year after the date hereof, you shall not, without the prior written consent of Company, directly or indirectly, render services of any kind (including, without limitation, as an employee, agent, consultant, partner, joint venturer, officer, or director) to any “Direct Competitor.” “Direct Competitor” shall mean Sony BMG Music Entertainment, Universal Music Group, or EMI Music, or any affiliate of any such company that is engaged in the music business.

9. You acknowledge that you have read this Agreement and that you have executed and delivered this Agreement freely and voluntarily, with full knowledge of all material facts.

10. (a) You acknowledge that you have been advised to seek independent advice and counsel in connection with this Agreement and have retained an attorney for such purpose, and that you have been afforded the time and opportunity necessary to seek such advice and counsel to the full extent you may have desired; and that you have been afforded at least 21 days in which to consider this Agreement. You understand your obligations and rights under this Agreement and with such knowledge have entered into and executed this Agreement freely and voluntarily.

(b) You understand that you may revoke this Agreement within seven days of its execution, by notifying Company in writing of your desire to revoke the Agreement, whereupon this Agreement shall be rendered null and void. The provisions of this Agreement including any payment due to you hereunder shall not be binding upon Company until eight days after the execution of this Agreement by you.

11. This Agreement constitutes the final and complete Agreement between you and Company with respect to the subject matter hereof. This Agreement supersedes any and all prior agreements between you and Company, including, but not limited to, the Employment Agreement. No modification or waiver of the terms of this Agreement shall be valid unless in writing and signed by Company and you.

12. This Agreement shall be governed by and construed according to the laws of the State of New York as applicable to agreements executed in and to be wholly performed within such State.

IN WITNESS WHEREOF, the undersigned have acknowledged and executed this Agreement as of the date first set forth above.

/s/ Alex Zubillaga
Alex Zubillaga

WARNER MUSIC INC.

By:	/s/ Paul Robinson

EXHIBIT A

Alex Zubillaga Equity – Summary

Equity Grant	Vested/Unvested as of June 1, 2008		Effect of Voluntary Termination of Employment by Employee
2/15/07 Option Grant (Strike price: $18.47; 250,000 options; 25% vested; 75% unvested)	Vested: 62,500	Unvested: 187,500	Vested options may be exercised by you through July 1, 2008. Unvested options shall be forfeited upon termination of employment.

2/15/07 Restricted Stock Grant (179,250 shares; 25% vested; 75% unvested)	Vested: 44,812	Unvested: 134,438	Unvested shares shall be forfeited upon termination of employment. Vested shares are not impacted.

10/1/04 Restricted Stock Grant (119,494 shares; paid approx. $1.04/share; 75% vested; 25% unvested)	Vested: 89,620	Unvested: 29,874	Unvested shares are subject to a call option at original cost (purchase price: $$30,930.98 in total). Vested shares are not impacted.

The above summary is provided for convenient reference. All stock options and restricted shares that have been granted to you are subject to the terms of the applicable plans and agreements. In the event of any inconsistency between the above summary and such plans and agreements, such plans and agreements shall control.